SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2008

A.R.E. Wind Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-91191	74-2329327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1921 Bloomfield Boulevard Farmington, New Mexico	87401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (505) 326-2668

____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets

On October 3, 2008, we entered into a Plan of Liquidation and Escrow Agreement (the “Plan”) with our officer and director, Mr. William Hagler, for the purpose of effecting the liquidation of all of our assets to shareholders of our company.  Our board of directors and shareholders have approved the Plan pursuant to Nevada law.  Under the Plan, Mr. Hagler will serve as Escrow Agent and is authorized to sell and otherwise liquidate all of our assets and properties and to pay or make adequate provision for the payment of all of our debts, liabilities and obligations (the “Asset Sale”). We intend to conduct the Asset Sale in the coming weeks.  Once completed, we intend to distribute the net proceeds from our Asset Sale to our shareholders of record as of October 3, 2008.  It is expected that these shareholders will receive a majority of the cash to be distributed before the end of the calendar year and that a smaller, final distribution could follow in the first half of 2009.

Mr. Hagler will not receive any compensation in connection with his role as Escrow Agent in the Asset Sale.  However, if his responsibilities as Escrow Agent continue after December 31, 2008, we have agreed to pay Mr. Hagler $50 per hour for the time he spends in connection with the Asset Sale.

As a result of the Asset Sale, we will no longer be engaged in our prior business, but will undertake the business of manufacturing and selling wind energy generators.  In connection with our new business direction, we are currently involved in negotiations with different entities in the industry.  There can be no assurance, however, that our efforts to acquire such an opportunity will be successful.

The foregoing is not a complete summary of the terms of the Plan described in this Item 2.01, and reference is made to the complete text of the Plan attached hereto as Exhibit 2.1

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 21, 2008, William N. Hagler and Rick L. Hurt resigned from all offices and as members of our board of directors.  There were no known disagreements with Mr. Hagler or Mr. Hurt on any matter relating to the Company’s operations, policies or practices.

On October 21, 2008, prior to the resignations of Mr. Hagler and Mr. Hurt they appointed Steven Shum to act as our Chief Executive Officer, President and sole Director.

Steven Shum is a Managing Principal of Core Fund Management, L.P. and the Fund Manager of Core Fund, L.P.  Mr. Shum's tenure includes 15 years in the financial services industry where he has an extensive background in equity research, macroeconomics, and management.  Prior to joining Core Fund, he spent four years as founder and Executive Vice President of Revere Data, which created a patented equity research application.  In addition to Revere Data, Mr. Shum was the senior investment analyst and co-portfolio manager with DNB Capital Management. At DNB, he co-managed a hedge fund portfolio, which averaged a 39% gross annual return during his six-year tenure.  Steve began his career with the Red Chip Review, where he helped transform a start-up publishing company into a professional research firm with over 2,000 institutional clients.  Mr. Shum earned a BS in both Finance and General Management from Portland State University.

There are no family relationships between Mr. Shum and any of our directors or executive officers.

Mr. Shum has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Shum.

Item 9.01.     Financial Statements and Exhibits

Exhibit No.	Description
2.1	Plan of Liquidation and Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 24, 2008	A.R.E. Wind Corp.

By: /s/ Steven Shum
Steven Shum
Chief Executive Officer